                                                                   EXHIBIT 10.33

                              SETTLEMENT AGREEMENT

     This Settlement Agreement ("Settlement Agreement") is made this 31st day of January, 2001 by and between First Industrial, L.P., a Delaware limited partnership ("FIRST INDUSTRIAL"), First Industrial Realty Trust, Inc., a Maryland corporation ("FR"; FIRST INDUSTRIAL and FR being collectively referred to herein as "FR") and Gary H. Heigl ("Mr. Heigl").

                                    RECITALS

A.   Mr. Heigl has been employed as the Chief Operating Officer of FR;

B.   Mr. Heigl is an officer and director of various of FR's affiliates;

C. Mr. Heigl desires to resign all of his officership and directorship positions, and both FIRST INDUSTRIAL and FR are willing to accept such resignations; and

D. Mr. Heigl and FR desire to effect an amicable separation, all on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, it is agreed by and between the parties hereto as follows:

                                   AGREEMENTS

     1. Resignation. Mr. Heigl hereby resigns, effective as of January 31, 2001, from his employment with, and from all of his officerships and directorships with, FR and its affiliates.

     2. Severance Pay. FR will pay to Mr. Heigl, as a lump sum "Severance Payment," Five Hundred and Thirty Five Thousand Dollars ($535,000.00), by federal wire transfer within five (5) business days following the Effective Date (as defined in Section 11 herein). Mr. Heigl acknowledges and agrees that the foregoing Severance Payment includes any and all amounts due as a fiscal year 2000 performance bonus, whether such amount would have been paid in cash or equity-based compensation, and that said payment therefore subsumes any and all such bonus entitlements.

     3. COBRA Payments. If and for so long as Mr. Heigl elects to continue his and his family's health insurance under FR's group health program pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), FR agrees to pay Mr. Heigl's COBRA premiums for family coverage until the earlier of: (a) June, 2002 (so as to cause FR to pay eighteen (18) months of COBRA premiums); or
(b) until such time as substitute health insurance with comparable benefits is available to him by virtue of other employment or other family members' insurance benefits secured by or made available to Mr. Heigl. The date of the qualifying event for purposes of COBRA continuation coverage shall be January 31, 2001.



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     4. Acknowledgments Regarding Equity-Based Compensation.

        (a) Stock Options. FR and Mr. Heigl agree that the stock options described below encompass all of the vested and exercisable stock options held by him under the First Industrial Realty Trust Inc. 1994 and 1997 Stock Incentive Plans or otherwise and that there are no other FR-related stock purchase options, warrants, or stock purchase rights outstanding, vested or exercisable by Mr. Heigl as of January 31, 2001, all of the Stock Options and other purchase rights held by Mr. Heigl ("Stock Options") being described below:

               Grant           Number of        Exercise
                Date            Options           Price
                ----            -------           -----

              5/13/97            30,000          $30.38
              7/10/97            20,000          $28.50
              5/14/98            40,000          $31.13
               3/4/99            54,000          $25.13
              8/28/00            17,333          $27.25
                                 ------
              TOTAL             161,333

        Mr. Heigl shall have until the close of business on April 30, 2001, to deliver written notice to FR of his exercise of the Stock Options listed above. Effective as of the close of business on April 30, 2001, all of the Stock Options, to the extent notice of exercise has not been received by FR by such time, shall forever expire and be of no further force or effect.

        (b) Restricted Stock. FR hereby agrees to take all steps necessary to, as of January 31, 2001, remove any and all restrictive legends from the share certificates representing 41,733 shares of "Restricted Stock" of FR owned by Mr. Heigl; provided, however, that Mr. Heigl acknowledges and agrees that 6,100 shares of such Restricted Stock vested on January 1, 2001 and if as of the Effective Date such previously vested shares have been transferred unrestricted to Mr. Heigl, or withheld to satisfy any tax withholding with respect to such shares, then the 41,733 shares of Restricted Stock shall be reduced by 6,100 shares of Restricted Stock. Mr. Heigl hereby acknowledges that the above-described Restricted Stock includes all of the issued and outstanding Restricted Stock ever granted to or otherwise now owned by him, and that there is no other Restricted Stock which Mr. Heigl owns, whether vested or unvested.

        (c) Deferred Income Plan ("DIP") Benefit. The "DIP Payment" for fiscal year 2000 to which Mr. Heigl is entitled, and that currently remains outstanding, under the First Industrial Realty Trust, Inc. Deferred Income Plan, is mutually acknowledged and agreed to be the sum of One Hundred Sixty Three Thousand Five Hundred and Eighty Two Dollars ($163,582.00), which shall be paid by FR, by federal wire transfer, within five (5) business days following the Effective Date.



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     5. Confidential Information. Mr. Heigl acknowledges that, during the course of his employment prior to his entry into this Settlement Agreement, he has produced, received and had access to, and may hereafter through January 31, 2001 continue to produce, receive and otherwise have access to, various materials, records, data, trade secrets and information not generally available to the public, specifically including any information concerning projects in the "Pipeline" as defined in Section 6(a)(ii) below (collectively, "Confidential Information") regarding FR and its subsidiaries and affiliates. Accordingly, for and throughout the six (6) month period following the Effective Date, Mr. Heigl shall hold in confidence and shall not directly or indirectly, for his own benefit or for the benefit of any other person or entity, for economic gain or otherwise, disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such disclosure is authorized in writing by FR; or (c) such disclosure is determined by court order or official governmental ruling to be required by law or by any competent administrative agency or judicial authority. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the FR's business, which Mr. Heigl has prepared or used, remain the sole property of FR and shall be returned to FR within five (5) business days of the date of this Agreement.

     6. Non-Competition.

        (a) Initial Restrictive Period. Mr. Heigl agrees, except with the express prior written consent of FR, that until January 31, 2001 and throughout the six (6) month period following January 31, 2001 (the "Initial Restrictive Period"):

            (i) He will not directly or indirectly in any manner compete with the business of FR, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of FR to terminate employment with FR and become employed by the following:

                 (A) any company listed as an industrial or mixed
                     office/industrial (but not pure office) REIT or Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. Publication, (a "Peer Group Member") a copy of such listing for the month prior to the Effective Date hereof being attached hereto as Exhibit A, or

                 (B) any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members) which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to FR's investments and holdings: (1) in any geographic


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                     market or territory in which FR owns properties or has an
                     office as of the date hereof; or (2) in any market in which an acquisition or other investment by FR or any affiliate of FR, is pending as of the date hereof, as conclusively evidenced by the existence of a Request for Proposal or an executed Agreement of Purchase and Sale, Contribution (or Merger) Agreement or Letter of Intent, Confidentiality Agreement, Due Diligence Agreement, Pursuit Cost Agreement, Partnership or Joint Venture Agreement, or by a Post Acceptance Conference Call (PACC) memorandum or Investment Committee (IC) approval in existence at the time of Mr. Heigl's resignation.

            (ii) In addition, during the Initial Restrictive Period, Mr. Heigl shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, in connection with or concerning any investment opportunity of FR that is in the "Pipeline" (as defined below) as of the date hereof. Within five (5) business days after the date hereof, the Chief Executive Officer ("CEO") of FR shall deliver (or cause another officer or employee of FR to deliver) to Mr. Heigl a written statement of the investment opportunities in the Pipeline as of the date hereof (the "Pipeline Statement"), and Mr. Heigl shall then review the Pipeline Statement for accuracy and completeness, to the best of his knowledge, and advise the CEO of any corrections required to the Pipeline Statement. Mr. Heigl's receipt of any amount hereunder shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement, or advising the CEO, in writing, of any corrections or revisions required to the Pipeline Statement in order to make it accurate and complete, to the best of Mr. Heigl's knowledge. The restrictions concerning any one individual investment opportunity in the Pipeline shall continue until the first to occur of
        (i) expiration of the Initial Restrictive Period; or (ii) Mr. Heigl's receipt from FR of written notice that FR has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Initial Restrictive Period. An investment opportunity shall be considered in the "Pipeline" if, as of the date hereof, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, FR in writing or otherwise) or under consideration by FR, whether at the PACC, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (A) an acquisition for cash; (B) an UPREIT transaction; (C) a transaction under the "First Exchange" program; (D) a development project or venture; (E) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (F) an "Opportunity Fund" or other private investment in or co-investment with FR; (G) any debt placement opportunity by or in FR; (H) any


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        service or other fee-generating opportunity by FR; or (I) any other investment by FR or an affiliate of FR, in or with any party or by any party in FR or an affiliate of FR.

        (b) Extended Restrictive Period. In addition to the restrictions provided in (a) above that are operative during the Initial Restrictive Period, Mr. Heigl agrees that from July 31, 2001, to and through January 31, 2003 (the "Extended Restrictive Period"):

            (i) He will not solicit or induce, or attempt to solicit or induce, any employee or agent of FR to terminate employment with FR and become employed by the following:

                 (A) any company listed as an industrial or mixed
                     office/industrial (but not pure office) REIT or Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. Publication, (a "Peer Group Member") a copy of such listing for the month prior to the Effective Date hereof being attached hereto as Exhibit A, or

                 (B) any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members) which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to FR's investments and holdings: (1) in any geographic market or territory in which FR owns properties or has an office as of the date hereof; or (2) in any market in which an acquisition or other investment by FR or any affiliate of FR, is pending as of the date hereof, as conclusively evidenced by the existence of a Request for Proposal or an executed Agreement of Purchase and Sale, Contribution (or Merger) Agreement or Letter of Intent, Confidentiality Agreement, Due Diligence Agreement, Pursuit Cost Agreement, Partnership or Joint Venture Agreement, or by a Post Acceptance Conference Call (PACC) memorandum or Investment Committee (IC) approval in existence at the time of Mr. Heigl's resignation.

                 (C) Notwithstanding the foregoing, Mr. Heigl will not be in breach or violation of this subsection 6(b)(i) if an employee or agent of FR voluntarily quits without Mr. Heigl's encouragement or suggestion.

            (ii) In addition, during the Extended Restrictive Period, Mr. Heigl shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, in connection


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        with or concerning any investment opportunity of FR that is in the
        "Pipeline" (as defined below) as of the date hereof. Within five (5) business days after the date hereof, the Chief Executive Officer ("CEO") of FR shall deliver (or cause another officer or employee of FR to deliver) to Mr. Heigl a written statement of the investment opportunities in the Pipeline as of the date hereof (the "Pipeline Statement"), and Mr. Heigl shall then review the Pipeline Statement for accuracy and completeness, to the best of his knowledge, and advise the CEO of any corrections required to the Pipeline Statement. Mr. Heigl's receipt of any amount hereunder shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement, or advising the CEO, in writing, of any corrections or revisions required to the Pipeline Statement in order to make it accurate and complete, to the best of Mr. Heigl's knowledge. The restrictions concerning any one individual investment opportunity in the Pipeline shall continue until the first to occur of (i) expiration of the Extended Restrictive Period; or (ii) Mr. Heigl's receipt from FR of written notice that FR has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Extended Restrictive Period. An investment opportunity shall be considered in the "Pipeline" if, as of the date hereof, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, FR in writing or otherwise) or under consideration by FR, whether at the PACC, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (A) an acquisition for cash;
        (B) an UPREIT transaction; (C) a transaction under the "First Exchange" program; (D) a development project or venture; (E) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (F) an "Opportunity Fund" or other private investment in or co-investment with FR; (G) any debt placement opportunity by or in FR; (H) any service or other fee-generating opportunity by FR; or (I) any other investment by FR or an affiliate of FR, in or with any party or by any party in FR or an affiliate of FR.

        (c) Consideration for Non-Competition Agreements. Mr. Heigl acknowledges and agrees that the consideration paid for his agreements set forth in subsections 6(a) and (b) shall be Two Hundred and Fifty Thousand Dollars ($250,000.00), which shall be paid by FR, by federal wire transfer, within five
(5) business days following the Effective Date.

     7. Mutual Non-Disparagement. Each party hereto agrees to refrain from publicly making any disparaging or other negative statements about the other, it being the intention of this Settlement Agreement that neither party be blamed or disparaged or characterized as being culpable with respect to either or both of Mr. Heigl's rendition of employment services and/or his separation from employment with FR.



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     8.  Confidentiality. The parties hereto agree to keep the existence and terms of this Settlement Agreement confidential, except for Mr. Heigl's spouse and the parties' respective legal or tax advisors in connection with services related hereto, and except as may be required by law or in connection with the preparation of tax returns; provided, however, further that FR shall be entitled to make requisite and appropriate public disclosure of the terms of this Settlement Agreement, without Mr. Heigl's consent or approval, as required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange and other governmental agencies and bodies having jurisdiction over FR, and FR shall provide Mr. Heigl, upon his written request, with a copy of any disclosure made pursuant to the immediately preceding clause.

     9. Securities Compliance. For so long as Mr. Heigl is required to file statements indicating his ownership of any equity securities of FR, pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, Mr. Heigl shall: (a) promptly (and in any case within five (5) business days) report to the Chief Financial Officer of FR, any transaction by him in, or other change in his beneficial ownership of, such securities; (b) timely and properly execute and file any such required statements utilizing forms prepared on his behalf by the Chief Financial Officer of FR; and (c) neither execute nor file any such forms except as may be prepared on his behalf by the Chief Financial Officer of FR (or his designees), except to the extent necessary to timely comply with his legal obligations.

     10. Releases.

         (a) Mr. Heigl, and his affiliates and all parties claiming by, through or under him, and his and their respective heirs, personal representatives, predecessors, successors and assigns (collectively the "Heigl Releasors"), do hereby fully release, remise, acquit and forever discharge FR, its parent, subsidiaries and affiliates, and its and their past, present and future officers, directors, employees, servants, attorneys, representatives and managers, and all of the heirs, personal representatives, predecessors, successors and assigns of each of the foregoing (collectively, the "FR Releasees") of and from any and all claims, demands, rights, causes or causes of action, manners of action, suits, obligations, debts, sums of money, accounts, bills, covenants, undertakings, damages, executions, judgments, costs and expenses whatsoever, whether known or unknown, matured, unmatured or contingent, potential or direct, at law or in equity, whether arising by statute, common law or otherwise, from the beginning of time to the Effective Date set out in
Section 11, that the Heigl Releasors had, may now have, or may have in the future (collectively, the "Heigl Released Claims"), including, without limitation, any such claims: (i) arising out of, or relating to, either or both of Mr. Heigl's employment with, and separation from, FR or any of its affiliates; (ii) arising under or relating to FR's or any of its affiliates' policies and procedures, whether formal or informal; the United States Constitution or any state constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Illinois Human Rights Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; and any other federal, state or local statute, ordinance or regulation with respect to



                                      B-7
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employment; and/or (iii) arising out of or relating to any other thing or matter whatsoever; provided, however, that, notwithstanding the foregoing, it is agreed and understood that nothing contained in this subsection (a) shall release any of the FR Releasees from, and the Heigl Released Claims do not include any claim, undertaking, duty, obligation or liability: (w) assumed by FR under this Settlement Agreement; (x) for indemnification under FR's articles of incorporation, by-laws or other indemnification agreement under which Mr. Heigl was covered during his employment; (y) for coverage under any director and officer liability insurance under which Mr. Heigl was covered during his employment; and (z) for benefits under FR's 401(k) plan or group insurance plans in which Mr. Heigl participated during his employment.

         (b) FR, on behalf of itself and its affiliates and subsidiaries, all parties claiming by, through or under any of the foregoing, and any and all of their respective heirs, personal representatives, predecessors, successors and assigns (collectively, the "FR Releasors"), does hereby fully release, remise, acquit and forever discharge Mr. Heigl, his agents, servants, attorneys, and personal representatives, and all of their respective heirs, personal representatives, predecessors, successors and assigns (collectively, the "Heigl Releasees") of and from any and all claims, demands, rights, causes or causes of action, manners of action, suits, obligations, debts, sums of money, accounts, bills, covenants, undertakings, damages, executions, judgments, costs and expenses, whatsoever, whether known or unknown, matured, unmatured or contingent, potential or direct, at law or in equity, whether arising by statute, common law or otherwise, from the beginning of time to the Effective Date set forth in Section 11, that the FR Releasors had, may now have, or may have in the future (collectively, the "FR Released Claims"), including without limitation any such claims: (i) arising out of, or relating to, either or both of Mr. Heigl's employment by and separation from FR and its affiliates and subsidiaries; and/or (ii) arising out of or relating to any other thing or matter whatsoever; provided, however, that notwithstanding the foregoing (i) and
(ii), it is agreed and understood that nothing contained in this subsection (b) shall release any of the Heigl Releasees from, and the FR Released Claims do not include: (y) any claim, undertaking, duty, obligation or liability under this Settlement Agreement; and (z) any acts of criminal wrongdoing or fraud by Mr. Heigl in connection with his employment at, or prior relationships with, any or all of FR and its affiliates and subsidiaries.

     11. Acknowledgments. Mr. Heigl warrants that he is legally competent to execute this Settlement Agreement; that FR and its counsel has made no representations in connection with this matter; that he has not relied on any statements or explanations made by FR or its counsel; that he has conducted his own investigation with respect to the subject matter hereof; and that he is not relying on FR or its counsel for any input, advice or other information or comfort with respect to this Settlement Agreement. Mr. Heigl hereby waives any claim that FR is or may be obligated to provide him with any information, concerning FR or otherwise. Moreover, Mr. Heigl hereby acknowledges that he has been advised by his own legal counsel regarding the terms of this Settlement Agreement, including the release of all claims and waiver of rights set forth in
Section 10. Mr. Heigl acknowledges that he has been offered at least twenty-one
(21) days to consider this Settlement Agreement. After having been so advised, and without coercion of any kind, Mr. Heigl freely, knowingly, and voluntarily enters into this


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Settlement Agreement. Mr. Heigl further acknowledges that he may revoke this
Settlement Agreement within seven (7) days after the execution hereof, and further understands that this Settlement Agreement shall not become effective or enforceable until seven (7) days after execution (the "Effective Date"). Any revocation must be effectuated in writing and directed, via fax and Federal Express delivery, to First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606, Attention: Mr. John Clayton.

     12. Withholding. Each of FIRST INDUSTRIAL and FR shall have the right to withhold, from all amounts paid to Mr. Heigl under this Settlement Agreement, any and all applicable federal and state taxes, as required by law.

     13. Successors. This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

     14. Entire Agreement. This Settlement Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, except with respect to continuing rights of FIRST INDUSTRIAL and FR, and obligations of Mr. Heigl, herein specifically reserved. This Settlement Agreement may not be amended or modified except by a written agreement signed by Mr. Heigl, FIRST INDUSTRIAL and FR. Only the Chief Executive Officer of FR may execute any such amendment or modification on behalf of FR.

     15. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the law regarding conflicts of law.

     16. Notices. All notices given pursuant to this Settlement Agreement shall be given in writing and shall be deemed given when received. Notices may be personally delivered, or delivered by overnight courier service or by facsimile. Notices to FR shall be addressed to the principal headquarters of FR (Facsimile No. (312) 344-4325), to the attention of the Chief Executive Officer, with copies to John Clayton, Esq., First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 4000, Chicago, IL 60606 (Facsimile No. (312) 922-9851) and to FR's counsel, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606 [Facsimile No. (312) 984-3150], Attention: Lynne D. Mapes-Riordan, Esq. Notices to Mr. Heigl shall be sent to the address set forth below Mr. Heigl's signature on this Settlement Agreement, with a copy to his counsel, Mark F. Mehlman, Esq., Sonnenschein, Nath and Rosenthal, Suite 8000, Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606. Any party may change its notice address by notice given as above provided to the other party.

     17. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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     IN WITNESS WHEREOF, the parties hereto have executed this Settlement
Agreement as of the day and year first above written.

                                 FIRST INDUSTRIAL, L.P.,
                                 a Delaware limited partnership

                                 By: First Industrial Realty Trust, Inc.,
                                     its general partner

                                      By: /s/ Michael W. Brennan
                                         -------------------------------
                                         Michael W. Brennan
                                         Chief Executive Officer




                                 FIRST INDUSTRIAL REALTY TRUST, INC.,
                                 a Maryland corporation



                                      By: /s/ Michael W. Brennan
                                         ----------------------------
                                         Michael W. Brennan
                                         Chief Executive Officer




                                         /s/ Gary H. Heigl
                                         ----------------------------
                                         GARY H. HEIGL


                                      B-10